Exhibit 99

                                                          FOR IMMEDIATE RELEASE:


      UNITED HERITAGE CORPORATION TO DISTRIBUTE HERITAGE FOOD GROUP SHARES
                OIL & GAS EXPLORATION, DEVELOPMENT AND OPERATION
                  NOW PARAMOUNT FOR UNITED HERITAGE CORPORATION

CLEBURNE, Texas, February 28, 2005 -- United Heritage Corporation (Nasdaq: UHCP) announced today that Heritage Food Group, Inc., a wholly-owned subsidiary of United Heritage Corporation, was merged into BMW Holdings, Inc. (BMW), an unrelated third party with BMW being the surviving corporation in the merger. This transaction was completed under the terms of a Reorganization Agreement and an Agreement and Plan of Merger pursuant to which United Heritage Corporation transferred certain assets of National Heritage Sales Corporation, another of its wholly-owned subsidiaries, to Heritage Food Group, Inc. The assets included "Heritage Lifestyle" trademarks, point of sale material and good will. All other assets of National Heritage Sales Corporation either have been or will be sold.

Upon giving effect to the merger, the existing shareholders of BMW retained a 92.5% interest in BMW and United Heritage Corporation obtained a 7.5% interest in BMW, consisting of 8,823,530 shares of BMW's Class A common stock. United Heritage Corporation intends to distribute to its shareholders all of its shares of BMW Class A common stock and BMW has agreed to register these shares with the Securities and Exchange Commission, in accordance with applicable securities laws and regulations. As consideration for the transfer, BMW will pay to United Heritage Corporation $75,000 in 12 equal monthly installments. BMW is also obligated to pay the legal fees incurred by the parties in connection with the transaction.

"Management believes this move is in the best interest of United Heritage Corporation and its shareholders. We are pleased to have completed the merger with BMW Holdings, Inc. as United Heritage Corporation has wanted to exit the meat business which is non-core to our oil and gas operations. This transaction allows us to offer our shareholders an opportunity to derive value from our meat business by becoming part of Heritage Food Group's growth strategy, while simultaneously allowing United Heritage Corporation to focus on our core oil and gas operations. United Heritage Corporation is now involved strictly in oil and gas exploration, development and operation," said Walter G. Mize, President and CEO of United Heritage Corporation.

About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, 27.6 million barrels/oil and 4,750,000 MCF/gas have been classified proved producing/proved undeveloped reserves.

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This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's business and financial results are included in United Heritage Corporation's Securities and Exchange Commission filings, including the latest Annual Report on Form 10-KSB and on its Quarterly Reports on Form 10-QSB.

Contact:
United Heritage Corporation
Walter G. Mize
(817) 641-3681 - Phone                 (817) 641-3683 - Fax
        uhcp@aol.com